Exhibit 3.1

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the president and the secretary, respectively, of FEEL GOLF CO., INC., a California corporation.

2.	Article IV of the Articles of Incorporation of this corporation is amended to include the following paragraph:

Upon the filing of this Amendment of Incorporation , each lot of 100 shares of the Corporation’s common stock, par value $0.0001, issued and outstanding immediately prior to March 8, 2012 (the “Effective Date”), will be automatically converted into 1 share of common stock, par value $0.001 of the Corporation.  The number of shares issued and outstanding prior to the reverse split were 2,316,945,177.  Any stock certificate issued immediately prior to the Effective Date will, from and after the Effective Date, automatically and without necessity of presenting the same for exchange, represent the number of shares of the new common stock as equals the product obtained by dividing the number of shares of the old common stock immediately prior to the Effective Date by 100 (the “Reverse Stock Split”).  The number of shares issued and outstanding after the Reverse Stock Split is approximately 23,169,451. The Corporation shall not issue fractional shares in connection with the Reverse Stock Split, rather, the holder of each such fractional share shall be entitled to receive one full share. The total number of authorized common stock will not be affected by the reverse stock split.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.
The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of common stock of the corporation is 2,316,945,177. The number of common shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required of the common shares was more than 50%. The total number of outstanding shares of Series A Preferred stock of the corporation is 6,828,000. The number of Series A Preferred stock voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required of the Series A Preferred shares was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

[Signature page follows]

[Signature page to Certificate of Amendment of Articles of Incorporation]

DATE: March  21, 2012

/s/ Lee Miller
Lee Miller, CEO

/s/ David Otterbach
David Otterbach, Secretary